FOR IMMEDIATE RELEASE
Contact: Rick Carpenter, Briggs & Stratton Corporation, 414.259.5916, carpenter.rick@basco.com

BRIGGS & STRATTON CORPORATION TO CONSOLIDATE SMALL ENGINE PRODUCTION
Move aligns production with current and future market demand; provides resources for Company’s diversification strategy

MILWAUKEE (August 15, 2019) - Briggs & Stratton Corporation today announced plans to consolidate production of its small vertical-shaft engines into its Poplar Bluff, MO facility. This consolidation will result in the closure of the Company’s Murray, KY facility by the fall of 2020 and is intended to align production capacity with current and expected future market needs.

The market for small vertical-shaft engines has been relatively stable over the last several years but has not grown for various reasons, including a difficult housing market driven by the lack of affordable single-family homes in the United States. Unlike other areas of Briggs & Stratton’s business such as commercial engines and products which have seen double-digit growth, the residential walk-behind mower market, where the vast majority of these engines are used, has not rebounded to historical levels. Accordingly, the Company is taking action to right-size its footprint.

“Our residential engine business continues to be core to our company as we make progress on diversifying our business by growing our commercial presence. This production consolidation is important for the long-term health of this operation and will allow for better utilization of our assets by freeing up resources that we can use on growth areas within our company,” said Todd Teske, Chairman, President & CEO of Briggs & Stratton Corporation. “Our team in Murray has done great things over the three decades since the plant was established. We are grateful for their work and the support we have received from the local community and Commonwealth of Kentucky.”

Impacted employees will have the opportunity to relocate to another facility. The Poplar Bluff plant will be hiring to accommodate the increased production being added to that facility, in addition to the hiring taking place within the Company’s commercial businesses.

The Company anticipates annualized pre-tax savings of $12 million to $14 million, with approximately $10 million recognized by fiscal year 2021. Total charges related to the consolidation are expected to total $30 million to $35 million over fiscal years 2020 and 2021.

About Briggs & Stratton Corporation:
Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.